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                                                             EXHIBIT 10.6



                                                      December 5, 1995



Mr. Steven A. Rogers
President
Objective Communications, Inc.
15000 Conference Center Drive
Chantilly, VA  22021

Dear Steven:

     This letter of understanding sets forth th agreement that we have reached today concerning the relationship between PVR Securities, Inc., Objective Communications, Inc., Steven A. Rogers, and John B. Torkelsen.

CURRENT OFFERING

     We will continue the existing offering of $30,000 units, on essentially the existing terms and conditions, with a goal of raising at least $500,000 by the end of the year (17 units) with a maximum offering, subject to acceptance by Objective Communication , of $1,500,000 (50 units). Steven A. Rogers will offer any purchaser of units, including those who purchased the 27 units previously sold, the opportunity, for each unit purchased, to purchase 5,000 shares of his stock at $1 per share with the closing to occur in January, 1996.

LOAN WARRANTS

     In consideration of PVR's agreement to lend $120,000 to Objective Communications prior to the General DataComms Letter of Intent (subsequently con erted into offering units) PVR or its Designees will receive five year warrants to purchase 40,000 shares of common stock (the shares underlying four units) at an exercise price of $4 per share.

PURCHASE OF SHARES FROM STEVEN A. ROGERS

     In addition to any shares which PVR or John B. Torkelsen might be entitled to purchase due to the purchase of units in the offering, Steven A. Rogers offers to sell $75,000 shares of his common stock at $1 per share to PVR/John
B. Torkelsen in February 1996.

VOTING AGREEMENT

     Steven A. Rogers and John B. Torkelsen mutually agree to enter into a five year voting agreement obligating each party to vote any shares that he controls for the election of the other party to the Board of Directors. In addition, both parties will agree to use their best effort to obtain shareholder votes for the other party from third party shareholders. Finally, J hn B. Torkelsen will agree, subject to his fiduciary obligations, to vote for Steven A. Rogers to continue his position as President and Chief Executive Officer during the term of the voting agreement.



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December 5, 1995

EXTENSION OF INVESTMENT BANKING AGREEMENT

     Objective Communications and Steven A. Rogers agree that if PVR obtains subscriptions for 17 units by January 15, 1996, its investment banking contract with Objective Communications, dated December 22, 1994, will be renewed or extended for six months. A subscription will be deemed to be obtained by Decem er 31, 1995 if a signed subscription agreement is received by mail or facsimile transmission. Any investment from GDC is specifically excluded from this agreement (investment banking contract).



                                   Sincerely,

                                   /s/ John B. Torkelsen

                                   John B. Torkelsen, CFA
                                   President
                                   PVR Securities, Inc.



                                   /s/ John B. Torkelsen
                                   -------------------------------
                                   John B. Torkelsen, Individually



ACCEPTED AND AGREED TO:


 /s/ Steven A. Rogers
-------------------------------------
Steven A. Rogers
President and Chief Executive Officer



 /s/ Steven A. Rogers
------------------------------
Steven A. Rogers, Individually